Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated March 6. 2009, File No. 333-157748 of NT MEDIA CORP. OF CALIFORNIA, INC. of our report dated April 15, 2011 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of NT MEDIA CORP. OF CALIFORNIA, INC. for the year ended December 31, 2010.

/s/ Goldman Kurland and Mohidin, LLP
Goldman Kurland and Mohidin, LLP
Encino, California
April 15.2011

CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS
16133 Ventura Blvd., Suite 880 Encino, CA 91436
Tel 818-784-9000 Fax 818-784-9010